Filed Pursuant to Rule 424(b)(5)
Registration No. 333-281465

12,000,000 Shares

Common Stock

We are offering 6,000,000 shares of our common stock and the selling stockholders identified in this prospectus supplement (the “selling stockholders”) are offering 6,000,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “LTH.” On August 9, 2024, the last reported sale price of our common stock on the NYSE was $23.99 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-19 of this prospectus supplement and page 6 of the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement, before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$21.75	$261,000,000
Underwriting discounts and commissions (1)	$0.87	$10,440,000
Proceeds, before offering expenses, to us	$20.88	$125,280,000
Proceeds to the selling stockholders	$20.88	$125,280,000

(1)	See the section titled “Underwriting” for additional information regarding compensation payable to the underwriters.

The selling stockholders have granted the underwriters the option to purchase up to an additional 1,800,000 shares of common stock at the public offering price less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.

The underwriters expect to deliver the shares of common stock to purchasers on or about August 14, 2024.

Joint Book-Running Managers

Morgan Stanley	BofA Securities	Deutsche Bank Securities	Wells Fargo Securities

Evercore ISI	Guggenheim Securities

BMO Capital Markets	Mizuho	RBC Capital Markets

Co-Managers

Oppenheimer & Co.	Craig-Hallum	Northland Capital Markets

Prospectus Supplement dated August 12, 2024.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

We, the selling stockholders and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement or in any free writing prospectuses we have prepared or that have been prepared on our behalf or to which we have referred you. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling stockholders and the underwriters are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of the common stock.

For investors outside the United States: We, the selling stockholders and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement outside of the United States.

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ABOUT THIS PROSPECTUS SUPPLEMENT

As used in this prospectus supplement and the accompanying prospectus, the terms “Life Time,” the “Company,” “we,” “us” and “our” refer to Life Time Group Holdings, Inc., and its consolidated subsidiaries, unless otherwise specified.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of shares of common stock. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the Securities and Exchange Commission (the “SEC”). This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information in the accompanying prospectus or incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock offered by this prospectus supplement. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

NON-GAAP FINANCIAL MEASURES

This prospectus supplement includes certain financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including Adjusted EBITDA, free cash flow and ratios related thereto. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of our non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations.

Management uses Adjusted EBITDA to evaluate our performance. We believe that Adjusted EBITDA is an important metric for management, investors and analysts as it removes the impact of items that we do not believe are indicative of our core operating performance and allows for consistent comparison of our operating results over time and relative to our peers. We use Adjusted EBITDA to supplement GAAP measures of performance in evaluating the effectiveness of our business strategies and to establish annual budgets and forecasts. We also use Adjusted EBITDA or variations thereof to establish short-term incentive compensation for management.

Free Cash Flow

We define free cash flow as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales. We believe free cash flow assists investors and analysts in evaluating our liquidity and cash flows, including our ability to make principal payments on our indebtedness and to fund our capital expenditures and working capital requirements. Our management considers free cash flow to be a key indicator of our liquidity and we present this metric to our board of directors. Additionally, we believe free cash flow is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. We also believe that investors, analysts and rating agencies consider free cash flow as a useful means of measuring our ability to make principal payments on our indebtedness and evaluating our liquidity, and management uses this measurement for one or more of these purposes.

Adjusted EBITDA and free cash flow should be considered in addition to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP. These are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of our liquidity and may not be comparable to other similarly titled measures of other businesses. Adjusted EBITDA and free cash flow have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Furthermore, we compensate for the limitations described above by relying primarily on our GAAP results and using Adjusted EBITDA and free cash flow only for supplemental purposes. For additional information on Adjusted EBITDA and free cash flow, including a reconciliation to the most comparable GAAP measure, see the section titled “Summary Historical Consolidated Financial Information” and the other information included in or incorporated by reference into this prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the “safe harbor” created by those sections. Forward-looking statements include all statements that are not historical facts, including statements reflecting our current views with respect to, among other things, our plans, strategies and prospects, both business and financial, including our financial outlook and cash flow, possible or assumed future actions, opportunities for growth and margin expansion, improvements to our balance sheet and leverage, capital expenditures, consumer demand, industry and economic trends, business strategies, events or results of operations. These statements may be preceded by, followed by or otherwise include the words “believes,” “assumes,” “expects,” “anticipates,” “intends,” “continues,” “projects,” “predicts,” “estimates,” “plans,” “potential,” “may increase,” “may result,” “will result,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “foreseeable,” “may,” and “could” as well as the negative version of these words or similar terms and phrases. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.

The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are based on management’s current beliefs and assumptions and are not guarantees of future performance. The forward-looking statements are subject to various risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to numerous factors, many of which are beyond our control, including the risks detailed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC, and as such risk factors may be updated from time to time in our periodic filings with the SEC, which filings are incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and are accessible on the SEC’s website at www.sec.gov. Since it is not possible to foresee all such factors, these factors should not be considered as complete or exhaustive. Consequently, we caution investors not to place undue reliance on any forward-looking statements, as no forward-looking statement can be guaranteed, and actual results may vary materially.

Any forward-looking statements made by us in this prospectus supplement and the accompanying prospectus speak only as of the date of this prospectus supplement and the accompanying prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus supplement and the accompanying prospectus. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. Except as required by law, we do not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus carefully before you decide to invest in our common stock. This prospectus supplement contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus supplement.

Who We Are

Life Time, the “Healthy Way of Life Company,” is a premier lifestyle and leisure brand offering premium health, fitness and wellness experiences to a community of more than 1.5 million individual members, who together comprise more than 878,000 memberships, as of June 30, 2024. We are a leading innovator in the industry having successfully created a leisure model that incorporates the country club wellness lifestyle within a fitness and active living community. We have built our reputation and robust brand equity through continuous focus on delivering high-quality experiences through our omni-channel physical and digital ecosystem that includes 175 centers—distinctive, resort-like athletic country club destinations—across 31 states in the United States and one province in Canada. Our continuous commitment to members has resulted in strong brand loyalty and fueled our strong, long-term financial performance.

Our centers serve communities in both suburban and urban markets across North America. We offer expansive fitness floors with top-of-the-line equipment, spacious locker rooms, group fitness studios and spaces, indoor and outdoor pools and bistros, indoor and outdoor tennis courts, pickleball courts, basketball courts, LifeSpa, LifeCafe and our childcare and Kids Academy learning spaces. Our premium service offerings are delivered by over 45,000 Life Time team members, including over 10,500 certified fitness professionals, ranging from personal trainers to studio performers. Our members are highly engaged and draw inspiration from the experiences and community we have created, as demonstrated by the 86 million visits to our centers in 2022, 103 million visits to our centers in 2023 and 57 million visits to our centers during the first six months of 2024.

We have a model and scale that would be difficult to replicate. Our premium real estate portfolio of athletic country clubs spans over 17 million of indoor square feet and nearly seven million of outdoor square feet. Our footprint of athletic country clubs as of June 30, 2024:

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We believe that no other company in the United States delivers the same quality and breadth of health, fitness and wellness experiences that we provide, which has enabled us to consistently grow our revenue for 20 consecutive years prior to the impact of the COVID-19 pandemic, and thereafter. Since 2020 and the impact of the pandemic, we have built an even healthier and stronger business. Our initial focus on in-center recovery produced strong results in member engagement, membership growth, visits and revenue. We then focused on expanding margins by optimizing average revenue per center membership and significantly improving the efficiency of our club operations and corporate office. We have also benefited from greater flow through at higher membership dues rates. During the six months ended June 30, 2024, we achieved a 6.1% net income margin and a 25.3% Adjusted EBITDA margin, both of which exceeded the 1.6% net income margin and 23.0% Adjusted EBITDA margin during the same period in 2019.

Recent Financial Performance: We delivered strong growth in revenue and profitability, as well as an increase in new centers, during the last twelve months ended June 30, 2024.

•	Center count increased from 164 as of June 30, 2023 to 175 as of June 30, 2024;

•	Total revenue increased from $1,072.6 million for the six months ended June 30, 2023 to $1,264.5 million for the six months ended June 30, 2024, representing 17.9% growth;

•	Net income increased from $44.5 million for the six months ended June 30, 2023 to $77.7 million for the six months ended June 30, 2024, representing a margin improvement of 200bps;

•	Adjusted EBITDA increased from $256.1 million for the six months ended June 30, 2023 to $319.5 million for the six months ended June 30, 2024, representing a margin improvement of 140bps;

•	Net cash provided by operating activities increased from $216.3 million for the six months ended June 30, 2023 to $260.8 million for the six months ended June 30, 2024, representing 20.6% growth; and

•	Free cash flow increased from $(42.7) million for the six months ended June 30, 2023 to $108.7 million for the six months ended June 30, 2024.

Total Revenue, $ millions

The Healthy Lifestyle Industry Opportunity

Health, fitness and wellness are core to our mission. As a premier lifestyle and leisure brand offering premium health, fitness and wellness experiences, we believe that Life Time is well-positioned in the market today to address the full spectrum of consumers’ “Healthy Way of Life” needs.

We believe that our opportunity is large and that our growth will continue to be strong, including for the following reasons:

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Large and growing active living industry opportunity: According to the Global Wellness Institute (GWI), the Global Wellness Economy represented a $5.6 trillion opportunity and 5.6% of global economic output in 2022. North America accounted for $1.9 trillion of this opportunity. The GWI predicts that the wellness economy will experience average annual growth of 8.6%, with a total addressable market of $8.5 trillion in 2027. Within this economy, subsectors such as physical activity and healthy eating, nutrition and weight loss account for $976 billion and $1.1 trillion, respectively.

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Consumer preferences and investment in wholistic, health-conscious experiences: Consumers value data- and science-backed health and wellness solutions. According to a McKinsey survey, more than 60% of consumers surveyed consider it very or extremely important to purchase products or services that help with healthy aging and longevity and about 50% consider fitness a core part of their identity. Consumers are not just looking for a gym. They desire best-in-class facilities, convenience, and loyalty programs, and they prioritize offerings that provide strong communities and experiences.

Our Competitive Strengths

We believe that the following strengths power our brand and business model:

Trusted, Premium Leisure Brand Offering Highly Differentiated Experiences

We have built Life Time into a premier lifestyle and leisure brand, earning the trust of our members for over 30 years to make their lives healthier and happier. We believe that consumers equate our brand with the uncompromising quality, luxury and “Healthy Way of Life” experiences that Life Time offers, and during 2023, we had approximately 123 billion media impressions. We have built this credibility and robust brand equity through our continuous focus on high-quality member experiences delivered through what we believe to be the best programs with the best performers in the best places. We believe our brand loyalty will allow us to continue to grow our core business as well as expand our omni-channel platform in digital, work, living and other health, fitness and wellness experiences.

Our athletic country clubs, together with our omni-channel ecosystem, offer members an exceptional breadth of physical and digital experiences that meet or exceed their expectations:

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Full Suite of Comprehensive Offerings: Life Time enables members to enjoy a “Healthy Way of Life” across an expansive array of services and offerings. Whether by taking advantage of our state-of-the-art fitness equipment, playing pickleball, engaging with our Dynamic Personal Training, small group training or ARORA community, partaking in summer camp for kids, competing in one of our sports leagues or relaxing in one of our pools or award-winning spas, Life Time members can enjoy a full end-to-end experience that enables entire families to grow and develop, regardless of where they are in their health and wellness journey.

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World-Class Talent: We recruit, hire and certify those whom we believe are the best professionals in our industry to empower, educate and entertain our members. In addition, to enhance our member experiences and drive consistency in our hospitality and services, we have a strong focus on team member culture, training and certification.

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Passionate Culture: Our focus on engagement among team members attracts and fosters our multi-generational member base. We value diversity at Life Time and strive to create a welcoming and inclusive culture. In addition, we foster community engagement through a wide range of events and activities, from parent-child dances, pool parties, charity runs and coffee hours for members aged 55+ to other social events and multi-day athletic events. During 2023, we organized approximately 27,800 events and served as a social and community hub for our members.

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Digital Offerings: Life Time Digital, which is now available at no cost, enables our members and non-members who download our Life Time digital app to experience many of our offerings at their fingertips at any time and wherever they are located in the United States or Canada. Our offering currently includes live streaming fitness classes, remote goal-based personal training, nutrition and weight loss support and curated award-winning health, fitness and wellness content.

Compelling Value Proposition with a Loyal & Engaged Multi-Generational Membership Base

Our breadth of premium services and offerings attracts people of all ages who want to lead healthier, happier lives. Our members are highly engaged and draw inspiration from the experiences and community we have created. The value our members place on our community is reflected in the continued strength and growth of our average revenue per center membership, center usage and the visits to our athletic country clubs. Our average revenue per center membership was $2,969 for the twelve months ended June 30, 2024. Our average revenue per center membership increased to $1,541 for the six months ended June 30, 2024 as compared to $1,369 for the six months ended June 30, 2023. Similarly, our average revenue per center membership increased to $2,810 in 2023 compared to $2,528 and $2,098 in 2022 and 2021, respectively. Total visits to our clubs were 109 million for the twelve months ended June 30, 2024. Total visits to our clubs were 57 million for the six months ended June 30, 2024 as compared to 52 million for the six months ended June 30, 2023, and visits per membership increased to 139 average visits per membership to our centers for the twelve months ended June 30, 2024.

We offer something for every generation, from young children attending our swim lessons and Kids Academy classes, teenagers and adults engaging in our Dynamic Personal Training and small group training or more senior adults engaging in our ARORA community to members of all ages participating in pickleball, our iconic athletic events and a variety of our other in-center activities. Our member base is primarily made up of members in affluent suburban and urban locations. We believe our membership base has a discretionary spending level that, on average, is less susceptible to adverse economic conditions. As of June 2024, our members had a median household income of $157,000, which is 1.6 times the median income in the respective trade areas, 74% owned a home, approximately 60% are part of a couple or family membership and these members typically engage more fully within our centers, and approximately 59% had a college education. Additionally, our gender mix is balanced and approximately 46% are under 35 years of age and approximately 79% are under 55 years of age. We support our existing and prospective members through a concierge service model focused on the member point of view. Our shift from a sales-driven culture to delivering a concierge-type experience to our members has enhanced how we interact with prospective and existing members.

Highly Predictable Recurring Subscription-Based Revenue Model with Strong Growth & Profitability

Our subscription-based membership model creates highly recurring and predictable revenue that has proven to be resilient for over 30 years and across economic cycles. Membership dues and enrollment fees provide our largest source of revenue, representing over 70% of our total Center revenue. Coming out of the pandemic, we made a strategic shift to a more robust subscription offering and, as a result, our membership dues and enrollment fees now represent over 72% of our total Center revenue for the six-months ended June 30, 2024. We believe this recurring revenue stream, the strength of our brand and the effective execution of our operating strategy have driven our long-term track record of growth.

Flexible, Asset-light Real Estate Model

We have a diversified portfolio of 175 centers, resort-like athletic country club destinations, that are primarily located in affluent markets across 31 states and one Canadian province. Since 2015, we have expanded our center base using an asset-light strategy that has also allowed us to grow the number of centers in a more cost-effective manner and to enter attractive urban and coastal markets with premium centers, where the price of real estate had historically been a deterrent to entry. Since 2015, we have also completed sale-leaseback transactions for 64 properties that generated $2.3 billion in net proceeds. Our growth strategy is flexible and we can capitalize on a variety of opportunities including (i) within existing facilities that we can acquire at below market value and open more quickly; (ii) by entering into or taking over leases with tenant improvement contributions from landlords; (iii) by adapting existing retail or office space with tenant improvement contributions; and (iv) through ground-up suburban builds with sale-leaseback proceeds. Approximately 67% of our centers are now leased, including approximately 86% of our new centers opened since 2015, versus a predominantly owned real estate strategy prior to 2015. We also benefit from our in-house architecture, design and construction expertise that allows us to create operationally efficient centers and a consistent feel across our centers. This internal expertise has also helped us control the cost and pace of capital expenditures, including in determining when to begin construction on a new location after we have purchased the land as we balance the timing of our growth with any inflationary, labor or supply pressures.

Our asset-light strategy is expected to help us reach our objective to remain free cash flow positive while maintaining a robust pipeline of new centers. We generally expect to have net invested capital of $25-$30 million per new location on average, after any sale-leaseback transactions, with an average return on net invested capital across our portfolio targeted at over 30% after the three to four years it takes on average for our new centers to ramp to expected performance.

Passionate, Visionary, Founder-Led Management Team with Deep Industry Experience

Our unwavering commitment to excellence and a “Healthy Way of Life” culture is driven by our passionate management team, under the leadership of Bahram Akradi, our founder, Chairman and Chief Executive Officer. Life Time was founded by Mr. Akradi in 1992 with a goal of helping people achieve their health, fitness and wellness goals by delivering entertaining, educational and innovative experiences with uncompromising quality and unparalleled service. From the very beginning, Mr. Akradi has led Life Time with a focus on serving members’ needs first and a belief that business results would naturally follow.

By building a strong and highly experienced executive leadership team, Life Time has continued to grow and consistently deliver exceptional experiences. Our executive leadership includes:

•	Erik Weaver, Executive Vice President & Chief Financial Officer. Mr. Weaver has been with Life Time for more than 20 years serving in a variety of roles with increasing responsibility.

•	Eric Buss, Executive Vice President & Chief Administrative Officer. Mr. Buss has been with Life Time for over 20 years and has served as a key executive leader in a variety of roles.

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Parham “PJ” Javaheri, Executive Vice President, President Club Operations & Chief Property Development Officer. Mr. Javaheri joined Life Time in 2004 and has over 20 years of experience in our industry and in real estate development.

•	RJ Singh, Executive Vice President & Chief Digital Officer. Mr. Singh joined Life Time in 2017 and oversees all digital and technology infrastructure, operations and initiatives.

Our team has an entrepreneurial spirit that we believe makes us highly adaptable, reflects an ownership mentality and allows us to navigate shifts in the health, fitness and wellness landscape. We believe the strength of our team, culture and organizational approach position us to continue to grow and deliver strong financial results.

Our Growth Strategies

We have built a strong foundation with an engaged membership base in pursuit of a healthy way of living. We continue to build on that foundation by executing several strategies and initiatives to grow our business, further engage our members, optimize our memberships and increase revenue per center membership. We are also elevating our member experiences through new and improved in-center service offerings and omni-channel offerings. In addition, we are expanding the number of our centers in an asset-light model that targets higher income members, higher average annual revenue per center membership and higher returns on invested capital.

We define a membership in two ways: Center memberships and Digital On-hold memberships. As of June 30, 2024, we had 878,767 total memberships, comprised of 832,636 Center memberships and 46,131 Digital On-hold memberships, compared to 832,639 total memberships, comprised of 790,238 Center memberships and 42,401 Digital On-hold memberships, as of June 30, 2023. Center memberships are offered as a standard base membership or a signature base membership, which provides access to additional products, services and spaces, and the option for a junior membership as an add-on. We offer convenient month-to-month center memberships with no long-term contracts. The junior membership add-on for children 13 years old and younger currently costs $20-$100 per month depending upon the center. We do not count junior memberships as incremental in our membership count since they are already part of our Center membership.

Grow Membership Base Through Expanding And Elevating In-Center Service Offerings

We continue to evolve our premium lifestyle brand in ways that elevate and broaden our member experiences and allow our members to integrate health, fitness and wellness into their lives with greater ease and frequency.

Beginning in 2022, we increased our investment in the following strategic initiatives, which are driving significant increases in unique participants or total sessions in these areas:

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Pickleball: We now have over 680 dedicated pickleball courts and we had over 2.4 million participations during the six months ended June 30, 2024. We believe pickleball is driving both new memberships and member engagement.

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Dynamic Personal Training: During the six months ended June 30, 2024, we averaged over 180,000 Dynamic Personal Training sessions per month, a 14% increase in total sessions compared to the prior year period. We also launched Dynamic Stretch in the third quarter of 2023. We believe this service can increase our member engagement and drive incremental revenue.

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Small Group Training: During the six months ended June 30, 2024, we averaged over 39,000 small group training sessions per month, a 34% increase in total sessions compared to the prior year period. Our small group training includes Alpha, GTX and Ultra Fit.

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ARORA: Our ARORA community is focused on members aged 55 years and older. We averaged over 8,900 classes per month during the six months ended June 30, 2024, a 40% increase in total sessions compared to the prior year period. We believe we have opportunities to further grow our offerings for this community as the U.S. population continues to age.

We are also executing on enhanced offerings within our LifeCafe, LifeShop and LifeSpa. We have also launched a pilot location for our new MIORA service offering, which offers health optimization and longevity services, including comprehensive assessments, proprietary therapies, unique supplements and recovery and rejuvenation tools.

Optimize Revenue Per Center Membership

We expect to continue to elevate and expand our member experiences with a focus on our engaged members, while optimizing membership levels and membership dues in our centers. We believe that the pricing actions we have taken to better reflect our premier brand and offering has resulted in higher revenue and better member experiences. We expect to continually refine our strategy to strike the right balance between the number of members at any given center with the membership dues for that center. We have grown our average revenue per center membership to $1,541 for the six months ended June 30, 2024 as compared to $1,369 for the six months ended June 30, 2023, and to $2,810 in 2023, up from $2,528 in 2022 and $2,098 in 2021.

We believe our average revenue per center membership will continue to grow as we open new centers in desirable locations across the country, our new centers ramp to expected performance and we continue to execute on our strategic initiatives. Our new centers on average have taken three to four years to ramp to expected performance.

As of June 30, 2024, we had 27 centers open for less than three years and eight new centers under construction, with significant growth capital expenditures already invested into these new centers that have yet to open. We believe the combined dynamic of our ramping new centers that are open and operating, new members joining at higher membership dues rates and the capital expenditures already invested in our centers under construction creates a strong tailwind for the continued growth of our revenue.

Expand National Footprint in Affluent Metropolitan Statistical Areas

Our new center expansion initiatives are focused on strategic locations in increasingly affluent markets with higher income members that will generate higher average dues, higher in-center revenue per membership and higher revenue per square foot. We believe we have significant whitespace opportunity for our premium athletic country clubs across the United States and Canada, as well as internationally. Since 2015, we have introduced more strategic and flexible center formats that can be modified to accommodate various settings, including ground-up suburban builds, mall or retail locations, and vertical residential and urban locations. The strength of our brand, paired with this flexibility has allowed us to expand our footprint on the East and West coasts, and increased our presence in premium urban and coastal areas such as Boston, Chicago, New York City, Florida and California.

We have developed a disciplined and sophisticated process to evaluate markets and specific sites in those markets where we may want to build, lease or acquire new centers. This dynamic process is based upon demographic, psychographic and competitive criteria generated from profiles of our most successful centers, and we continue to refine these criteria based upon the performance of our centers. We believe that the presence of a Life Time center benefits landlords and property developers by increasing the value of the underlying property and surrounding neighborhoods. We seek to leverage this halo effect of our brand, as well as long-term relationships with landlords and property developers, to achieve favorable lease or development agreements and increased construction reimbursements to support our asset-light expansion.

We opened 11, 10 and six new centers in 2023, 2022 and 2021, respectively, and have opened four new centers through June 30, 2024. We are targeting opening 10 to 12 new locations on average each year going forward.

Continue to Expand Our Omni-Channel Offerings

We believe the importance of health, fitness and wellness coupled with the structural shift of consumer preferences toward experiential and proactive health and wellness spending creates new opportunities for us to leverage our “Healthy Way of Life” lifestyle and leisure brand. We expect to leverage our brand reputation and deep understanding of the member experience to add a growing portfolio of products and services to our omni-channel platform.

We continue to invest in our digital capabilities, including in the Life Time integrated digital app and artificial intelligence, which we believe will enable our members to further utilize our “Healthy Way of Life” ecosystem. We have also now made our digital app available to everyone free of charge, which we believe will strengthen our brand and allow many more people to experience and benefit from our ecosystem. In addition, we are improving our e-commerce platform that includes the purchase of a wide variety of equipment, wearables, apparel, beauty products and nutritional supplements.

We also continue to expand our “Healthy Way of Life” ecosystem in response to the desire of our members to holistically integrate health and wellness into every aspect of their daily lives. In 2018, we launched Life Time Work, an asset-light branded co-working model that offers premium work spaces in close proximity to our athletic country clubs and integrates ergonomic furnishings and promotes a healthy working environment. Life Time Work members also have the ability to receive access to all of our resort-like athletic country club destinations across the United States and Canada. Additionally, our Life Time Living locations offer luxury wellness-oriented residences, also in close proximity to one of our athletic country clubs. As of June 30, 2024, we had 15 Life Time Work and four Life Time Living locations open and operating. Our Life Time Living offering is generating interest from new property developers and presenting opportunities for new center development and deal terms that were not previously available to us. While we are in the early stages of capitalizing on this opportunity, we believe integrating how and where consumers live, work, move and play is a promising opportunity that Life Time is uniquely positioned to capture. As we expand our footprint with new centers and nearby work and living spaces, as well as strengthen our digital capabilities, we expect to continue to grow our omni-channel platform to support the “Healthy Way of Life” journey of our members wherever they are in the United States and Canada.

Corporate Information

We filed our amended and restated certificate of incorporation with the Secretary of State of Delaware on October 12, 2021.

Our principal executive offices are located at 2902 Corporate Place, Chanhassen, Minnesota 55317, and our telephone number is (952) 947-0000.

THE OFFERING

Common stock offered by us	6,000,000 shares

Common stock offered by the selling stockholders	6,000,000 shares

Common stock to be outstanding after this offering	205,051,970 shares

Option to purchase additional shares of common stock from the selling stockholders	The underwriters have the option to purchase up to 1,800,000 additional shares of common stock from the selling stockholders at the public offering price less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.

Use of proceeds	We estimate that the net proceeds that we will receive from the sale of shares of our common stock in this offering will be approximately $124.3 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders in this offering.

The principal purposes of this offering by us are to strengthen our balance sheet and financial flexibility. We currently intend to use the net proceeds to us from this offering for general corporate purposes, which will include repayment of indebtedness.

Risk factors	See the section titled “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NYSE symbol	“LTH”

The total number of shares of our common stock outstanding after this offering is based on 199,051,970 shares of our common stock outstanding as of June 30, 2024, and excludes:

•

21,538,611 shares of common stock issuable upon the exercise of options outstanding under our LTF Holdings, Inc. 2015 Equity Incentive Plan (as amended, the “2015 Plan”) with a weighted average exercise price of $11.96 per share;

•	2,769,382 shares of common stock issuable upon the exercise of options outstanding under our 2021 Incentive Award Plan (the “2021 Plan”) with a weighted average exercise price of $16.29 per share;

•	3,249,949 shares of common stock issuable upon the vesting of restricted stock units outstanding under the 2021 Plan;

•	1,010,544 shares of common stock issuable upon the vesting of performance stock units outstanding under the 2021 Plan;

•

13,686,235 shares of common stock reserved for issuance under the 2021 Plan, as well as any shares that will become issuable pursuant to provisions in the 2021 Plan that automatically increase the share reserve under the 2021 Plan; and

•

2,528,817 shares of common stock reserved for issuance under our 2021 Employee Stock Purchase Plan (the “ESPP”), as well as any shares that will become issuable pursuant to provisions in the ESPP that automatically increase the share reserve under the ESPP.

Unless otherwise stated, information in this prospectus supplement (except for the historical financial statements) assumes:

•	no exercises of options outstanding as of June 30, 2024;

•	no vesting of restricted stock units as of June 30, 2024;

•	no vesting of performance stock units as of June 30, 2024;

•	no purchases under the ESPP; and

•	no exercise by the underwriters of their option to purchase up to an additional 1,800,000 shares of our common stock from the selling stockholders.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table shows (i) summary historical audited consolidated financial statements for the fiscal years ended December 31, 2021, 2022 and 2023 and (ii) summary historical consolidated financial information derived from our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2023 and 2024.

The summary historical consolidated statement of operations and cash flow data presented below for the years ended December 31, 2021, 2022 and 2023 and the balance sheet data as of December 31, 2022 and 2023 have been derived from, and should be read together with, our audited consolidated historical financial statements and the accompanying notes incorporated by reference into this prospectus supplement.

The summary historical consolidated balance sheet data as of June 30, 2023 and 2024 and the summary historical consolidated statement of operations and cash flow data for the six months ended June 30, 2023 and 2024 have been derived from, and should be read together with, our unaudited interim condensed consolidated financial statements and the accompanying notes incorporated by reference into this prospectus supplement.

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

The summary consolidated financial data in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes, which are incorporated by reference into this prospectus supplement.

Our historical results are not necessarily indicative of results to be expected in future periods.

($ in thousands, except per share data)	Year Ended December 31,			Six Months Ended June 30,
	2021	2022	2023	2023	2024
Statement of Operations Data:
Revenue:
Center revenue	$1,286,634	$1,769,520	$2,154,329	$1,039,877	$1,225,492
Other revenue	31,419	53,037	62,264	32,705	38,986

Total revenue	1,318,053	1,822,557	2,216,593	1,072,582	1,264,478
Operating expenses:
Center operations	844,098	1,068,208	1,184,370	576,712	677,410
Rent	209,823	245,226	275,122	133,971	147,229
General, administrative and marketing	480,543	213,976	201,131	95,337	102,099
Depreciation and amortization	235,124	228,883	244,397	116,449	135,617
Other operating expense (income)	43,653	(44,355)	86,363	30,321	25,310

Total operating expenses	1,813,241	1,711,938	1,991,383	952,790	1,087,665

(Loss) income from operations	(495,188)	110,619	225,210	119,792	176,813
Other (expense) income:
Interest expense, net of interest income	(224,516)	(113,537)	(130,797)	(63,174)	(75,072)
Equity in (loss) earnings of affiliates	(9)	300	377	231	(287)

Total other expense	(224,525)	(113,237)	(130,420)	(62,943)	(75,359)

(Loss) income before income taxes	(719,713)	(2,618)	94,790	56,849	101,454

($ in thousands, except per share data)	Year Ended December 31,			Six Months Ended June 30,
	2021	2022	2023	2023	2024
(Benefit from) provision for income taxes	(140,344)	(825)	18,727	12,385	23,732

Net (loss) income	$(579,369)	$(1,793)	$76,063	$44,464	$77,722

Per share data:
Basic net (loss) income per share attributable to stockholders	$(3.73)	$(0.01)	$0.39	$0.23	$0.39
Diluted net (loss) income per share attributable to stockholders	$(3.73)	$(0.01)	$0.37	$0.22	$0.38
Basic weighted-average shares outstanding	155,470	193,570	195,671	195,026	198,200
Diluted weighted-average shares outstanding	155,470	193,570	204,005	203,872	204,851

($ in thousands)	Year Ended December 31,			Six Months Ended June 30,
	2021	2022	2023	2023	2024
GAAP and Non-GAAP Financial Measures (unaudited):
Net (loss) income	$(579,369)	$(1,793)	$76,063	$44,464	$77,722
Net (loss) income margin (1)	(44.0)%	(0.1)%	3.4%	4.1%	6.1%
Adjusted EBITDA (2)	$80,299	$281,724	$536,831	$256,141	$319,523
Adjusted EBITDA margin (2)	6.1%	15.5%	24.2%	23.9%	25.3%
Center operations expense	$844,098	$1,068,208	$1,184,370	$576,712	$677,410
Pre-opening expenses (3)	7,021	12,399	7,280	4,669	3,654
Rent	209,823	245,226	275,122	133,971	147,229
Non-cash rent expense (open properties) (4)	9,959	27,737	33,626	13,196	10,645
Non-cash rent expense (properties under development) (4)	12,643	10,797	3,918	4,434	3,005
Net cash (used in) provided by operating activities	(20,029)	200,969	463,004	216,291	260,830
Free cash flow (5)	(274,957)	(38,359)	(108,989)	(42,745)	108,722

($ in thousands)	Year Ended December 31,			Six Months Ended June 30,
	2021	2022	2023	2023	2024
Cash flow data:
Net cash (used in) provided by operating activities	$(20,029)	$200,969	$463,004	$216,291	$260,830
Net cash (used in) investing activities	(269,919)	(243,542)	(574,160)	(259,498)	(154,281)
Net cash provided by (used in) financing activities	288,399	36,798	115,552	48,420	(87,102)
Effect of exchange rate on cash and cash equivalents	(9)	(353)	61	136	(55)

(Decrease) increase in cash and cash equivalents	$(1,558)	$(6,128)	$4,457	$5,349	$19,392

	As of December 31,			As of June 30,
($ in thousands)	2021	2022	2023	2023	2024
Balance sheet data:
Cash and cash equivalents (6)	$31,637	$25,509	$11,161	$30,858	$34,527
Working capital (7)	(274,728)	(326,370)	(382,674)	(381,908)	(245,497)
Total assets	6,256,675	6,625,363	7,032,141	6,828,036	7,124,253
Total debt	1,799,246	1,820,922	1,932,875	1,857,187	1,842,996
Total debt, net of current portion	1,775,719	1,805,698	1,859,027	1,792,373	1,830,241
Total stockholders’ equity	2,091,392	2,124,261	2,254,112	2,200,712	2,367,497

(1)	Net (loss) income margin is calculated as net (loss) income divided by total revenue.

(2)

We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue. See the section titled “Non-GAAP Financial Measures” for a description of the Non-GAAP financial measures included in this prospectus supplement.

The following table provides a reconciliation of net (loss) income, the most directly comparable GAAP measure, to Adjusted EBITDA:

	Year Ended December 31,			Six Months Ended June 30,
($ in thousands)	2021	2022	2023	2023	2024
Net (loss) income	$(579,369)	$(1,793)	$76,063	$44,464	$77,722
Interest expense, net of interest income (a)	224,516	113,537	130,797	63,174	75,072
(Benefit from) provision for income taxes	(140,344)	(825)	18,727	12,385	23,732
Depreciation and amortization	235,124	228,883	244,397	116,449	135,617
Share-based compensation expense (b)	334,339	37,291	50,144	22,171	18,698
Loss (gain) on sale-leaseback transactions (c)	2,380	(97,632)	13,624	759	(7,522)
Capital transaction costs (d)	2,904	255	—	—	—
Asset impairments	—	—	6,620	—	—
Other (e)	749	2,008	(3,541)	(3,261)	(3,796)

Adjusted EBITDA	$80,299	$281,724	$536,831	$256,141	$319,523

(a)

During the year ended December 31, 2021, we incurred a non-cash expense of $41.0 million related to the extinguishment of our related party secured loan and $28.6 million related to the write-off of debt discounts and issuance costs of our prior term loan facility, our previous senior unsecured notes and our related party secured loan. In June 2020, we closed on an approximate $101.5 million secured loan from an investor group comprised solely of our stockholders or their affiliates. The secured loan carried an interest rate of 12.0% and was scheduled to mature in June 2021. In January 2021, we extinguished the related party secured loan plus accrued interest with a book value of $108.6 million by converting the loan into approximately 5.4 million shares of our Series A Preferred Stock, which had a fair value of $149.6 million, as determined by an independent third-party valuation, at the time of conversion. Accordingly, we booked a $41.0 million loss upon conversion.

(b)

A significant portion of the share-based compensation expense that we recognized during the year ended December 31, 2021 is associated with stock options that were granted prior to 2021. As of the effective date of our initial public offering (“IPO”) in October 2021, these stock options became fully vested, and they became exercisable either immediately or on April 4, 2022, subject to continued service through such date. Accordingly, during the period from the effective date of the IPO through April 4, 2022, we recognized share-based compensation expense associated with these stock options in an amount equal to the proportion of the total service period that passed from the respective grant dates associated with each of these stock option awards through April 4, 2022. Because the exercisability of these stock options was contingent upon the occurrence of a change of control or an initial public offering, no share-based compensation expense associated with these stock options was recognized prior to the IPO. Share-based compensation expense recognized during the year ended December 31, 2022 is associated with stock options, restricted stock, restricted stock units and our ESPP that launched on December 1, 2022. Share-based compensation expense recognized during the year ended December 31, 2023 was associated with stock options, restricted stock units, our ESPP and liability-classified awards related to our 2023 short-term incentive plan. Share-based compensation expense recognized during the six months ended June 30, 2023 was associated with stock options, restricted stock units, our ESPP and liability-classified awards related to our 2023 short-term incentive plan. Share-based compensation expense recognized during the six months ended June 30, 2024 was associated with stock options, restricted stock units, performance stock units, our ESPP and liability-classified awards related to our 2024 short-term incentive plan.

(c)

We adjust for the impact of gains or losses on the sale-leaseback of our properties as they do not reflect costs associated with our ongoing operations. For details on the gain or loss on sale-leaseback transactions that we recognized during the years ended December 31, 2021, 2022 and 2023, see “Sale-Leaseback Transactions” within Note 9, Leases, to our consolidated financial statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this prospectus supplement. For details on the loss on sale-leaseback transactions in the six months ended June 30, 2023, see “Sale-Leaseback Transactions” within Note 7, Leases, to our condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023. For details on the gain on sale-leaseback transactions in the six months ended June 30, 2024, see “Sale-Leaseback Transactions” within Note 6, Leases, to our condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024.

(d)

Represents one-time costs related to capital transactions, including debt and equity offerings that are non-recurring in nature but excluding direct costs related to the IPO which were netted against the proceeds of the IPO.

(e)

Includes costs associated with large corporate restructuring charges, executive level involuntary terminations, large class action legal settlements paid or recoveries received, incremental net expenses (credits) we recognized related to the COVID-19 pandemic and other transactions which are unusual and non-recurring in nature.

(3)

Represents non-capital expenditures associated with opening new centers, which are incurred prior to the commencement of a new center opening. The number of centers under construction or development, the types of centers and our costs associated with any particular center opening can vary significantly from period to period.

(4)

Reflects the non-cash portion of our annual GAAP operating lease expense that is greater or less than the cash operating lease payments. Non-cash rent expense for our open properties represents non-cash expense associated with properties that were operating at the end of each period presented. Non-cash rent expense for our properties under development represents non-cash expense associated with properties that are still under development at the end of each period presented.

(5)

Free cash flow, a non-GAAP financial measure, is calculated as net cash (used in) provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales. See the section titled “Non-GAAP Financial Measures” for a description of the Non-GAAP financial measures included in this prospectus supplement.

The following table provides a reconciliation from net cash (used in) provided by operating activities to free cash flow:

	Year Ended December 31,			Six Months Ended June 30,
($ in thousands)	2021	2022	2023	2023	2024
Net cash (used in) provided by operating activities	$(20,029)	$200,969	$463,004	$216,291	$260,830
Capital expenditures, net of construction reimbursements (a)	(328,909)	(591,178)	(697,993)	(337,076)	(301,107)
Proceeds from sale-leaseback transactions	73,981	351,850	121,831	78,040	142,671
Proceeds from land sales	—	—	4,169	—	6,328

Free cash flow	$(274,957)	$(38,359)	$(108,989)	$(42,745)	$108,722

(a)

Includes $4.1 million of cash for asset acquisitions that were presented as Acquisitions in our consolidated financial statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this prospectus supplement, but will be reclassified as Capital expenditures.

(6)	Includes restricted cash of $5.6 million, $10.3 million and $15.1 million as of December 31, 2021, December 31, 2022 and June 30, 2023, respectively.

(7)	Working capital is calculated as total current assets minus total current liabilities.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors as well as those described in our Annual Report on Form 10-K for the year ended December 31, 2023 and the other information in this prospectus supplement, before deciding to invest in our common stock. The occurrence of any of the following risks could harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to this Offering and Ownership of Our Common Stock

Our share price may change significantly, and stockholders may not be able to resell our common stock at or above the price per share paid or at all.

The trading price of our common stock has experienced volatility. Stock volatility often has been unrelated or disproportionate to the operating performance of particular companies. Additionally, how active and liquid the trading market on the NYSE for our common stock is or may become may be impacted by the fact that certain of our existing stockholders who were stockholders before the IPO, who we refer to as the “Voting Group,” collectively held as of June 30, 2024, approximately 72.7% of the voting power of our common stock. Following the consummation of this offering, our Voting Group is expected to hold approximately 67.6% of the voting power of our common stock, or 66.7% if the underwriters exercise in full their option to purchase additional shares from the selling stockholders. The Voting Group refers collectively to (i) Leonard Green & Partners, L.P. and its affiliates (“LGP”), (ii) TPG Inc. and its affiliates (“TPG”), (iii) LNK Partners and its affiliates, (iv) LifeCo LLC and its affiliates, (v) Partners Group (USA) Inc. and its affiliates, (vi) JSS LTF Holdings Limited together with any transferee controlled directly or indirectly by Mr. Joseph Yacoub Safra’s family or the J. Safra Group and (vii) Bahram Akradi, our Founder, Chairman and Chief Executive Officer and, unless otherwise stated or the context otherwise requires, entities affiliated with Mr. Akradi, all of whom are parties to the Stockholders Agreement (as defined below). If an active and liquid trading market does not develop or continue, stockholders may have difficulty selling any of the shares of common stock that they purchased. Stockholders may also not be able to resell our common stock at or above the price per share paid due to a number of factors, such as those listed in other portions of this “Risk Factors” section, the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2023 and the following:

•	results of operations that vary from the expectations of securities analysts and investors;

•	if securities analysts do not publish research or reports about our business, or if they downgrade our common stock or our industry;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance and growth, including financial estimates and investment recommendations by securities analysts and investors;

•	investor perceptions of the investment opportunity associated with our common stock relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance; and

•	changes in accounting principles.

These broad market and industry fluctuations may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock remain low.

In the past, following periods of market volatility, stockholders of companies have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

We are controlled by certain of our stockholders, whose interests may not be aligned with yours.

The Voting Group is party to a third amended and restated stockholders agreement with the Company (the “Stockholders Agreement”) and collectively held approximately 72.7% of the voting power of our common stock as of June 30, 2024. After the consummation of this offering, the Voting Group will hold approximately 67.6% of the voting power of our common stock, or 66.7% if the underwriters exercise in full their option to purchase additional shares from the selling stockholders. The Voting Group includes investment funds affiliated with LGP and TPG, which, after the consummation of this offering, will collectively hold approximately 47.0% of the voting power of our common stock, or 46.2% if the underwriters exercise in full their option to purchase additional shares from the selling stockholders. Pursuant to the terms of the Stockholders Agreement, certain members of the Voting Group are entitled to designate individuals to be included in the slate of nominees recommended by our board of directors for election to our board of directors, subject to certain stock ownership thresholds set forth in the Stockholders Agreement, and the members of the Voting Group have agreed to vote their shares of our common stock in favor of the election of such nominees. As a result, the Voting Group has the ability to elect all of the members of our board of directors, and thereby, control our management and affairs, including virtually all matters requiring stockholder approval. The directors so elected have the authority, subject to the terms of our indebtedness and applicable rules and regulations, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. Even if the Voting Group were to own or control less than a majority of our total outstanding shares of common stock, they will be able to influence the outcome of corporate actions so long as they own a significant portion of our total outstanding shares of common stock.

It is possible that members of the Voting Group may have interests that are different from other stockholders and may vote in a way with which other stockholders may disagree and that may be adverse to other stockholders’ interests. Further, members of the Voting Group may have differing views from each other, none of which may align with other stockholders’ interests. In addition, the Voting Group’s concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our common stock to decline or prevent our stockholders from realizing a premium over the market price for their common stock.

Additionally, certain of the members of the Voting Group are in the business of making investments in companies and may from time to time acquire interests in businesses that directly or indirectly compete with certain portions of our business or supply us with goods and services. Such members of the Voting Group may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us or may be more expensive for us to pursue.

We are a “controlled company” within the meaning of the NYSE rules and the rules of the SEC. As a result, we qualify for and are currently relying on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

As a result of the Voting Group owning a majority of our common stock, we are a “controlled company” within the meaning of the corporate governance standards of the NYSE and the rules of the SEC. Under these rules, a “controlled company” may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our board of directors consist of “independent directors” as defined under the rules of the NYSE;

•

the requirement that we have a compensation committee that is composed entirely of directors who meet the NYSE independence standards for compensation committee members with a written charter addressing the committee’s purpose and responsibilities;

•

the requirement that our director nominations be made, or recommended to our full board of directors, by our independent directors or by a nominations committee that consists entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

We do not currently have a nominating and corporate governance committee or compensation committee that consists entirely of independent directors. We may also elect to rely on additional exemptions for so long as we remain a “controlled company.” As a result, in the future our board of directors and those committees may have more directors who do not meet the NYSE’s independence standards than they would if those standards were to apply. The independence standards are intended to ensure that directors who meet those standards are free of any conflicting interest that could influence their actions as directors. Accordingly, stockholders may not have the same protections afforded to stockholders of other companies that are subject to all of the corporate governance requirements of the NYSE.

Upon the sale of a sufficient number of shares by our Voting Group, we will no longer be a controlled company. We intend to comply with these NYSE rules if we cease to be a controlled company. However, there can be no assurance that we will be able to attract and retain the number of independent directors needed to comply with NYSE rules during the phase-in period for compliance.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market could cause the market price for our common stock to decline.

The sale of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of this offering, we will have a total of 205,051,970 shares of common stock outstanding. All shares sold in this offering, including the 6,000,000 shares of common stock (or 7,800,000 shares of common stock if the underwriters exercise in full their option to purchase additional shares from the selling stockholders) that the selling stockholders are selling in this offering, as well as the shares sold in our initial public offering, will be freely tradable without restriction or further registration under the Securities Act, except for any common stock held by our affiliates, as that term is defined under Rule 144 of the Securities Act (“Rule 144”), including certain of our directors, executive officers and other affiliates, including the Voting Group.

The 139,478,528 shares of our common stock held by the Voting Group and our directors and executive officers following this offering (or 137,678,528 shares of our common stock if the underwriters exercise in full their option to purchase additional shares from the selling stockholders) will represent approximately 68.0% of our total outstanding common stock following this offering, or 67.1% if the underwriters exercise in full their option to purchase additional shares from the selling stockholders. Such shares of common stock are “restricted securities” under Rule 144 and subject to certain restrictions on resale. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144.

In connection with this offering, we, the selling stockholders, our directors and executive officers and all members of the Voting Group (each, a “Lock-Up Party,” and collectively, the “Lock-up Parties”), will agree with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for common stock during the period from the date of this prospectus continuing through the date that is 90 days after the date of this prospectus, except with the prior written consent of the representatives, on behalf of the underwriters. See “Underwriting” for a description of these lock-up agreements. Upon the expiration of the contractual lock-up agreements pertaining to this offering, up to an additional 139,478,528 shares of common stock (or 137,678,528 shares of our common stock if the underwriters exercise in full their option to purchase additional shares from the selling stockholders) will be eligible for sale in the public market, all of which are held by directors, executive officers and the Voting Group and will be subject to volume, manner of sale and other limitations under Rule 144.

The parties to our Stockholders Agreement have certain registration rights with respect to our common stock. Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. If the Voting Group exercises its registration rights, the market price of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common stock or other securities.

In addition, our shares of common stock subject to outstanding awards or reserved for future issuance under our 2021 Plan and our ESPP will become eligible for sale in the public market once those shares are issued, subject to provisions relating to any vesting agreements.

We may also issue our securities in connection with investments or acquisitions. The amount of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders and the securities issued may have rights that are senior to our common stock.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, as well as provisions of the Delaware General Corporation Law (the “DGCL”), could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

•	establishing a classified board of directors such that not all members of the board are elected at one time;

•

allowing the total number of directors to be determined exclusively (subject to the rights of holders of any series of preferred stock to elect additional directors) by resolution of our board of directors and granting to our board the sole power (subject to the rights of holders of any series of preferred stock or rights granted pursuant to the Stockholders Agreement) to fill any vacancy on the board;

•	limiting the ability of stockholders to remove directors without cause;

•	authorizing the issuance of “blank check” preferred stock by our board of directors, without further stockholder approval, to thwart a takeover attempt;

•

prohibiting stockholder action by written consent (and, thus, requiring that all stockholder actions be taken at a meeting of our stockholders), if the Voting Group collectively ceases to own, or no longer has the right to direct the vote of, at least 50% of the voting power of our common stock;

•

eliminating the ability of stockholders to call a special meeting of stockholders, except for LGP and TPG, so long as the Voting Group collectively owns, or has the right to direct the vote of, at least 50% of the voting power of our common stock;

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at annual stockholder meetings;

•

requiring the approval of the holders of at least two-thirds of the voting power of all outstanding stock entitled to vote thereon, voting together as a single class, to amend or repeal our amended and restated certificate of incorporation or amended and restated bylaws if the Voting Group collectively ceases to own, or no longer has the right to direct the vote of, at least 50% of the voting power of our common stock; and

•	electing not to be governed by Section 203 of the DGCL.

These provisions could discourage, delay or prevent a transaction involving a change in control of our Company. They could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and cause us to take corporate actions other than those which our stockholders desire.

Our ability to use our net operating loss carryforwards and certain other tax attributes may become subject to limitation.

As of June 30, 2024, we had U.S. federal and state net operating loss carryforwards of approximately $211.6 million ($44.4 million tax effected) and $160.5 million ($8.9 million tax effected), respectively, and disallowed interest expense carryforwards under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “Code”), of approximately $237.8 million ($59.9 million tax effected). Our ability to utilize our federal net operating loss carryforwards and disallowed interest expense carryforwards (the “Tax Attributes”) may become limited under Section 382 of the Code. The limitation applies if we experience an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in the ownership of our equity by certain stockholders over a rolling three-year period. The amount of the annual limitation is generally equal to the product of the applicable long-term tax exempt-rate (as published by the Internal Revenue Service for the month in which the “ownership change” occurred) and the value of our outstanding stock immediately prior to the “ownership change.” If we have a net unrealized built-in gain in our assets immediately prior to the “ownership change,” the annual limitation may be increased as certain gains are, or are treated as, recognized during the five-year period beginning on the date of the “ownership change.” Similar provisions of state tax law may also apply to limit the use of our state net operating loss carryforwards. We do not expect to undergo an “ownership change” as a result of this offering, but even if we were to experience an “ownership change” due to this offering, our ability to use our Tax Attributes to offset our taxable income may not be significantly limited. However, we may undergo an “ownership change” due to future transactions in our stock, which may be outside of our control, and we cannot predict whether any future “ownership change” would result in a significant limitation on our ability to use our Tax Attributes to offset our taxable income and adversely affect our future cash flows.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the shares of our common stock offered by us will be approximately $124.3 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

The principal purposes of this offering of common stock by us are to strengthen our balance sheet and financial flexibility. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us of this offering. However, we currently intend to use the net proceeds to us from this offering for general corporate purposes, which will include repayment of indebtedness. We will have broad discretion over the uses of the net proceeds from this offering. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market funds, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

CAPITALIZATION

The following table sets forth as of June 30, 2024, our cash and cash equivalents and capitalization on:

•	an actual basis; and

•	an as adjusted basis to give effect to this offering of common stock by us and the use of proceeds therefrom as set forth under the heading “Use of Proceeds.”

The information in this table should be read in conjunction with the information presented under the caption “Use of Proceeds” in this prospectus supplement and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, which are incorporated by reference in this prospectus supplement.

	As of June 30, 2024
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$34,527	$48,807

Total debt (including current maturities):
Credit Facilities (1)	375,000	265,000
8.00% Senior Unsecured Notes due April 2026	475,000	475,000
5.75% Senior Secured Notes due January 2026	925,000	925,000
Other debt (2)	79,295	79,295

Total debt (including current maturities) (3)	1,854,295	1,744,295
Stockholders’ equity:
Common stock, $0.01 par value per share, 500,000 shares authorized, 199,052 shares issued and outstanding, actual, 205,052 shares issued and outstanding, as adjusted	1,990	2,050
Additional paid-in capital	2,873,839	2,998,059
Accumulated deficit	(499,091)	(499,907)
Accumulated other comprehensive loss	(9,241)	(9,241)

Total stockholders’ equity	2,367,497	2,490,961

Total capitalization	$4,221,792	$4,235,256

(1)

The Credit Facilities consist of: (i) our $310.0 million Term Loan Facility maturing in January 2026 and (ii) our $475.0 million Revolving Credit Facility maturing in December 2026, except that the maturity will be (a) October 16, 2025 if we have at least $100.0 million remaining outstanding on the Secured Notes on such date and (b) January 14, 2026 if we have at least $100.0 million remaining outstanding on the Unsecured Notes on such date.

(2)

Other debt on an actual basis consists of (i) certain mortgage notes collateralized by certain related real estate and buildings, having varying maturity dates from September 2026 through August 2027 at a weighted average interest rate of 5.67%, (ii) a $28.0 million construction loan and (iii) other loans of approximately $3.4 million.

(3)	Excludes fair value adjustment of $0.4 million and unamortized debt discount and issuance costs of $11.7 million.

The total number of shares of our common stock outstanding after this offering is based on 199,051,970 shares of our common stock outstanding as of June 30, 2024, and excludes:

•	21,538,611 shares of common stock issuable upon the exercise of options outstanding under the 2015 Plan with a weighted average exercise price of $11.96 per share;

•	2,769,382 shares of common stock issuable upon the exercise of options outstanding under the 2021 Plan with a weighted average exercise price of $16.29 per share;

•	3,249,949 shares of common stock issuable upon the vesting of restricted stock units outstanding under the 2021 Plan;

•	1,010,544 shares of common stock issuable upon the vesting of performance stock units outstanding under the 2021 Plan;

•

13,686,235 shares of common stock reserved for issuance under the 2021 Plan, as well as any shares that will become issuable pursuant to provisions in the 2021 Plan that automatically increase the share reserve under the 2021 Plan; and

•

2,528,817 shares of common stock reserved for issuance under the ESPP, as well as any shares that will become issuable pursuant to provisions in the ESPP that automatically increase the share reserve under the ESPP.

SELLING STOCKHOLDERS

The below table and footnotes set forth information with respect to the beneficial ownership of our common stock as of June 30, 2024 by the selling stockholders.

The amounts and percentages of our common stock beneficially owned are reported on the basis of rules of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after June 30, 2024, including any shares of our common stock subject to an option that has vested or will vest and be exercisable within 60 days after June 30, 2024. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. More than one person may be deemed to be a beneficial owner of the same securities.

The percentage ownership information shown in the table below with respect to the shares of common stock owned before this offering is based upon 199,051,970 shares of common stock outstanding as of June 30, 2024. The percentage ownership information shown in the table below with respect to shares owned after this offering is based upon 205,051,970 shares of common stock outstanding.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. In addition, the members of the Voting Group may be deemed to have formed a group pursuant to Rule 13d-5(b) of the Exchange Act by virtue of the Stockholders Agreement and the group formed thereby may be deemed to share beneficial ownership of the shares of common stock owned by each of the members of the Voting Group. Unless otherwise indicated below, the address for each person or entity listed below is c/o Life Time Group Holdings, Inc., 2902 Corporate Place, Chanhassen, Minnesota 55317.

	Common Stock Beneficially Owned Before this Offering		Shares Being Sold in this Offering	Common Stock Beneficially Owned After this Offering (assuming no exercise of option)		Common Stock Beneficially Owned After this Offering (assuming full exercise of option)
Name of Beneficial Owner	Number of Shares	Percentage of Total Outstanding Common Stock (%)		Number of Shares	Percentage of Total Outstanding Common Stock (%)	Number of Shares	Percentage of Total Outstanding Common Stock (%)
Selling Stockholders
TPG Investors (1)	43,069,730	21.6%	2,750,000	40,319,730	19.7%	39,494,730	19.3%
LGP Investors (2)	58,741,700	29.5%	2,750,000	55,991,700	27.3%	55,166,700	26.9%
PG Investors (3)	6,579,348	3.3%	500,000	6,079,348	3.0%	5,929,348	2.9%

(1)

TPG VII Magni SPV, L.P., a Delaware limited partnership, directly holds 37,639,159 shares of common stock of the Company, TPG VII Magni Co-Invest, L.P., a Delaware limited partnership, directly holds 5,169,207 shares of common stock of the Company and TPG Lonestar I, L.P., a Delaware limited partnership (together with TPG VII Magni SPV, L.P. and TPG VII Magni Co-Invest, L.P., the “TPG Funds”), directly holds 261,364 shares of common stock of the Company. The general partner of TPG VII Magni SPV, L.P. is TPG VII Magni GenPar, L.P., a Delaware limited partnership, whose general partner is TPG VII Magni GenPar Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Operating Group III, L.P., a Delaware limited partnership, whose general partner is TPG Holdings III-A, L.P., a Cayman Islands limited partnership, whose general partner is TPG Holdings III-A, LLC, a Cayman Islands limited liability company, whose sole member is TPG Operating Group II, L.P., a Delaware limited partnership, whose general partner is TPG Holdings II-A, LLC, a Delaware limited liability company, whose sole member is TPG GPCo, LLC, a Delaware limited liability company, whose sole member is TPG Inc., a Delaware corporation, whose shares of Class B common stock (which represent a majority of the combined voting power of the common stock) are held collectively by (i) TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, (ii) Alabama Investments (Parallel), LP, a Delaware limited partnership, whose general partner is Alabama Investments (Parallel) GP, LLC, a Delaware limited liability company (“Alabama Investments”), (iii) Alabama Investments (Parallel) Founder A, LP, a Delaware limited partnership, whose general partner is Alabama Investments, and (iv) Alabama Investments (Parallel) Founder G, LP, a Delaware limited partnership, whose general partner is Alabama Investments. The managing member of each of TPG Group Holdings (SBS) Advisors, LLC and Alabama Investments is TPG GP A, LLC, a Delaware limited liability company, which is owned by entities owned by David Bonderman, James G. Coulter and Jon Winkelried. The general partner of TPG Lonestar I, L.P. is TPG Lonestar GenPar I, L.P., a Delaware limited partnership, whose general partner is TPG Lonestar GenPar I Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Operating Group III, L.P. The general partner of TPG VII Magni Co-Invest, L.P. is TPG VII SPV GP, LLC, a Delaware limited liability company, whose sole member is TPG GenPar VII, L.P., a Delaware limited partnership, whose general partner is TPG GenPar VII Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Operating Group I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Operating Group II, L.P. Because of the relationship of Messrs. Bonderman, Coulter and Winkelried to TPG GP A, LLC, each of Messrs. Bonderman, Coulter and Winkelried may be deemed to beneficially own the securities held by the TPG Funds. Messrs. Bonderman, Coulter and Winkelried disclaim beneficial ownership of the securities held by the TPG Funds except to the extent of their pecuniary interest therein, if any. The address of TPG GP A, LLC and each of Messrs. Bonderman, Coulter and Winkelried is c/o TPG Inc., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(2)

Green LTF Holdings II LP, a Delaware limited partnership, directly holds 57,670,520 shares of our common stock, LGP Associates VI-A, LLC, a Delaware limited liability company, directly holds 97,678 shares of our common stock, and LGP Associates VI-B, LLC, a Delaware limited liability company, directly holds 973,502 shares of our common stock. Voting and investment power with respect to the shares of our common stock held by Green LTF Holdings II LP, LGP Associates VI-A, LLC, and LGP Associates VI-B, LLC (collectively, “Green VI”) is shared. John Danhakl and J. Kristofer Galashan may also be deemed to share voting and investment power with respect to such shares due to their positions with affiliates of Green VI, and each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Each of the foregoing entities’ and individuals’ address is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(3)

Partners Group Private Equity (Master Fund), LLC, a Delaware limited liability company, directly holds 3,464,630 shares of common stock, Partners Group Series Access II, LLC, Series 61, a Delaware limited liability company, directly holds 2,868,000 shares of common stock, Partners Group Private Equity II, LLC, a Delaware limited liability company directly holds 7,614 shares of common stock and Partners Group Access 83 PF, LP, a limited partnership organized under the laws of the United Kingdom, directly holds 239,104 shares of common stock. The investment adviser of Partners Group Private Equity (Master Fund), LLC is Partners Groups (USA) Inc., an investment adviser that is a subsidiary of Partners Group Holding AG, a Swiss-based global private equity investment management firm. The manager of Partners Group Series Access II, LLC, Series 61 and Partners Group Private Equity II, LLC is Partners Group US Management II LLC, a manager that is a subsidiary of Partners Group Holding AG and Partners Group (USA) Inc. The general partner of Partners Group Access 83 PF, LP is Partners Group Management (Scots) LLP, which is jointly controlled by Partners Group (Guernsey) Limited (“PG Guernsey”) and Partners Group Finance CHF IC Limited (“PG CHF IC”). PG Guernsey and PG CHF IC serve as the managers of Partners Group Access 83 PF, LP. The address of Partners Group Equity (Master Fund), LLC, Partners Group Series Access II, LLC, Series 61, and Partners Group Private Equity II, LLC is 1114 Avenue of the Americas, 37th Floor New York, NY 10036. The address of Partners Group Access 83 PF, LP is 50 Lothian Road, Festival Square Edinburgh EH3 9WJ Scotland.

Other Material Relationships

The following is a description of transactions to which we were a party since January 1, 2023 in which the amount involved exceeded or will exceed $120,000, and in which any of the selling stockholders, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Stockholders Agreement

The selling stockholders are party to the Stockholders Agreement which provides for, among other things, certain registration rights and specific board of directors rights and obligations. The Stockholders Agreement includes provisions pursuant to which we grant the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act covering resales of our common stock held by LGP and TPG, and the right to the selling stockholders and certain other stockholders to piggyback on such registration statements in certain circumstances. These shares also may be sold under Rule 144 of the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates or other restrictions in the Stockholders Agreement. The Stockholders Agreement also requires us to indemnify such stockholders in connection with any registrations of our securities.

In addition, the Stockholders Agreement provides that, subject to certain stock ownership thresholds set forth therein, the members of the Voting Group, including the selling stockholders, will be entitled to designate individuals to be included in the slate of nominees recommended by the board of directors for election to the board of directors, so as to ensure that the composition of the board of directors complies with the provisions of the Stockholders Agreement. In addition, the members of the Voting Group, including the selling stockholders, have agreed to vote their shares of our common stock in favor of the election of such nominees.

Other

In the ordinary course of our business, we may purchase products and services from certain companies in which the selling stockholders have a material interest. During 2023, we purchased:

•

Branded products to offer and sell to our members from Halo Branded Solutions (“Halo”), an affiliate of TPG. During the year ended December 31, 2023, we purchased products from Halo in the amount of approximately $402,000.

•

Video services from DIRECTV, a business in which TPG acquired an ownership interest in 2021. During the year ended December 31, 2023, we purchased services from DIRECTV in the amount of approximately $336,000.

•

Commercial roofing and related services from Tecta America Corporation and its affiliates (“Tecta”), a business in which LGP has acquired an ownership interest. During the year ended December 31, 2023, we purchased services from Tecta in the amount of approximately $965,000.

•

Music licenses from Global Music Rights LLC, which represents popular music creators in the public performance licensing of their catalogs and which is partially owned by TPG. During the year ended December 31, 2023, we procured licenses for approximately $590,000.

•

Laundry and towel services from ImageFIRST Uniform Rental, a company in which TPG has acquired an ownership interest. During the year ended December 31, 2023, we procured services and products for approximately $105,000 and expect that amount to exceed the $120,000 threshold for related person transactions in 2024.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued or sold pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level, which may be subject to uncertainty. For example, if we are or become a USRPHC (as defined below) it is unclear whether the 5% Test (as defined below) applies at the partnership or partner level, which could affect non-U.S. partners in U.S. partnerships. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

If we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If we were to be considered a USRPHC (as described below under “—Sale or Other Taxable Disposition”) and a distribution on our common stock exceeded our current and accumulated earnings and profits, the applicable withholding agent would satisfy any withholding requirements either by treating the entire distribution as a dividend that is subject to the withholding rules described in the preceding paragraph (and withhold at the rate described above, unless an income tax treaty applies, in which case the withholding agent would withhold at a minimum rate of 15% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution reasonably estimated to be paid from our current and accumulated earnings and profits as a dividend, with the excess portion of the distribution subject to withholding at a rate of 15% or such lower rate as may be specified by an applicable income tax treaty. Because we can provide no assurance that we are not a USRPHC, an applicable withholding agent is likely to apply the rules applicable to distributions by USRPHCs (as described in the preceding sentence).

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes, and either the Non-U.S. Holder owns, actually or constructively, more than 5% of our common stock (as further described below) or our common stock ceases to be regularly traded (as described below).

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, because we have significant ownership of real property located in the United States, we may be or later become a USRPHC, but we have made no determination to that effect. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock (the “5% Test”) throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. If we are or were to become a USRPHC and our common stock is not or ceases to be regularly traded on an established securities market, a Non-U.S. Holder generally would be subject to U.S. federal income tax on a net income basis, as described above, on any gain realized from the sale or other taxable disposition of our common stock and a 15% withholding tax would apply to the gross proceeds from such disposition. Any amounts withheld may be refunded or credited against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and BofA Securities, Inc. are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	2,700,000
BofA Securities, Inc.	2,700,000
Deutsche Bank Securities Inc.	1,440,000
Wells Fargo Securities, LLC	1,440,000
Evercore Group L.L.C.	600,000
Guggenheim Securities, LLC	600,000
BMO Capital Markets Corp.	600,000
Mizuho Securities USA LLC	600,000
RBC Capital Markets, LLC	600,000
Oppenheimer & Co. Inc.	360,000
Craig-Hallum Capital Group LLC	180,000
Northland Securities, Inc.	180,000

Total	12,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares from the selling stockholders described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.522 per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the shares of common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,800,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, proceeds before offering expenses to us and proceeds before offering expenses to the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,800,000 shares of common stock from the selling stockholders.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$21.75	$261,000,000	$300,150,000
Underwriting discounts and commissions	$0.87	$10,440,000	$12,006,000
Proceeds, before offering expenses, to us	$20.88	$125,280,000	$125,280,000
Proceeds, before offering expenses, to the selling stockholders	$20.88	$125,280,000	$162,864,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $1 million. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $20,000.

Our common stock is listed on the New York Stock Exchange under the trading symbol “LTH.”

We have agreed that, without the prior written consent of the representatives, on behalf of the underwriters, we will not, and will not publicly disclose an intention to, during the period ending 90 days after the date of this prospectus supplement (the “Company Restricted Period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, such restrictions on us will not apply to:

(A) the shares to be sold in this offering;

(B) the issuance of shares of common stock upon the exercise of an option or warrant, the vesting of a restricted stock unit or performance stock unit or the conversion of a security outstanding on the date as described in this prospectus supplement;

(C) the grant of compensatory equity-based awards, and/or the issuance of shares of common stock with respect thereto, or the filing of any registration statement on Form S-8 (including any resale registration statement on Form S-8) relating to securities granted, issued or to be granted pursuant to any plan or any assumed benefit plan contemplated by clause (B);

(D) common stock or any securities convertible into, or exercisable or exchangeable for, common stock, or the entrance into an agreement to issue common stock or any securities convertible into, or exercisable or exchangeable for, common stock, in connection with any merger, joint venture, strategic alliances, commercial or other collaborative transaction or the acquisition or license of the business, property, technology or other assets of another individual or entity or the assumption of an employee benefit plan in connection with a merger or acquisition; provided that the aggregate number of shares of common stock or any securities convertible into, or exercisable or exchangeable for, common stock that we may issue or agree to issue pursuant to this clause (D) shall not exceed 10% of the total outstanding share capital of the Company immediately following the issuance of the shares; and provided further, that in the event that the aggregate number of shares of common stock or any securities convertible into, or exercisable or exchangeable for, common stock that the Company may issue or agree to issue pursuant to this clause (D) exceeds 200,000, then the recipients of any such shares of common stock and securities issued pursuant to this clause (D) during the Company Restricted Period shall enter into a lock-up agreement substantially as described in this prospectus supplement on or prior to such issuance; or

(E) facilitating the establishment of a trading plan on behalf of a stockholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the Company Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the Company Restricted Period.

In addition, the Lock-up Parties, which prior to this offering collectively own 145,478,528 shares of common stock, have agreed that, without the prior written consent of the representatives, on behalf of the underwriters, they will not, and will not publicly disclose an intention to, during the period ending 90 days after the date of this prospectus supplement (such period, the “Holder Restricted Period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

Notwithstanding the foregoing, such restrictions on the Lock-up Parties will not apply to:

(A) transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering;

(B) transfers of shares of common stock or any security convertible into common stock as a bona fide gift, or for bona fide estate planning purposes;

(C) if the Lock-up Party is a corporation, partnership, limited liability company or other business entity, (i) to another corporation, partnership, limited liability company or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act, as amended) of the Lock-up Party, or to any investment fund or other entity controlled or managed by or under common control or management with the Lock-up Party or affiliates of the Lock-up Party (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (ii) as part of a distribution by the Lock-up Party to its stockholders, partners, members or other equityholders or to the estate of any such stockholders, partners, members or other equityholders;

(D) by will, other testamentary document or intestacy;

(E) to any member of the Lock-up Party’s immediate family or to any trust for the direct or indirect benefit of the Lock-up Party or the immediate family of the Lock-up Party, or if the Lock-up Party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (as used herein, “immediate family” means any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin);

(F) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement or other court or regulatory agency order;

(G) facilitating the establishment of a trading plan on behalf of a stockholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock (a “Rule 10b5-1 Trading Plan”); provided that (i) such Rule 10b5-1 Trading Plan does not provide for the transfer of common stock during the Holder Restricted Period (except to the extent related to sales described in subsection (I)(ii) below) and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made by or on behalf of the Lock-up Party or the Company regarding the establishment of such Rule 10b5-1 Trading Plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such Rule 10b5-1 Trading Plan during the Holder Restricted Period (except to the extent related to sales described in subsection (I)(ii) below);

(H) transfers to the Company from an employee of or service provider of the Company upon death, disability or termination of employment, in each case, of such employee or service provider;

(I) (i) transfers to the Company in connection with the vesting, settlement, or exercise of restricted stock units, performance stock units, options, warrants or other rights to purchase shares of common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, performance stock units, options, warrants or rights, or (ii) transfers necessary (including transfers on the open market) to generate such amount of cash needed for the payment of taxes, including estimated taxes, due as a result of the vesting, settlement or exercise of restricted stock units, performance stock units, options, warrants or other rights to purchase shares of common stock, whether by means of a “net settlement” or otherwise, and in all such cases described in subclauses (i) and (ii), provided that any such shares of common stock received upon such exercise, vesting or settlement shall be subject to the terms of the lock-up agreement (except to the extent such shares are transferred on the open market under subsection (I)(ii)), and provided further that any such restricted stock units, performance stock units, options, warrants or rights are held by the Lock-up Party pursuant to an agreement or are equity awards granted under a stock incentive plan or other equity award plan;

(J) transfers to the Company in connection with the repurchase of shares of common stock issued pursuant to equity awards granted under a stock incentive plan or other equity award plan or pursuant to the agreements pursuant to which such shares were issued; provided that such repurchase of shares of common stock is in connection with the termination of the Lock-up Party’s service-provider relationship with the Company;

(K) transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the board of directors of the Company (or a duly authorized committee thereof) and made to all holders of the Company’s capital stock involving a change of control of the Company; provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Lock-up Party’s common stock shall remain subject to the provisions of the lock-up agreement;

(L) exercise of any rights to purchase, exchange or convert any stock options granted to the Lock-up Party pursuant to the Company’s equity incentive plans, or any warrants or other securities convertible into or exercisable or exchangeable for shares of common stock;

(M) in connection with sales of common stock made pursuant to a Rule 10b5-1 Trading Plan that has been entered into by the Lock-up Party prior to the date of the lock-up agreement; provided that the existence and details of such Rule 10b5-1 Trading Plan were communicated to the underwriters prior to the execution of the lock-up agreement and such Rule 10b5-1 Trading Plan will not be amended or otherwise modified during the Holder Restricted Period; and

(N) the sale of shares of common stock pursuant to the underwriting agreement,

provided that in the case of clause (A) above, no filing under Section 16(a) of the Exchange Act shall be voluntarily made, and if such a filing is required, such filing must disclose that such transfer was made pursuant to a valid exemption from the lock-up agreement; provided that in the case of clauses (B), (C), (D), (E), (F), (H), (I),(J) and (L), (i) any filing under Section 16 of the Exchange Act made during the Holder Restricted Period shall clearly indicate in the footnotes thereto that (x) the filing relates to the circumstances described in the applicable clause and (y) to the extent applicable, the underlying shares of Common Stock continue to be subject to the restrictions on transfer set forth in this lock-up agreement and (ii) the Lock-up Party does not otherwise voluntarily effect any other public filings or reports regarding such exercise during the Holder Restricted Period (it being understood that the Lock-Up Party may make required filings on Schedule 13D, Schedule 13F, Schedule 13G and any amendments thereto during the Holder Restricted Period); provided that in the case of any transfer or distribution pursuant to clause (B), (C), (D), (E) or (F), each transferee, donee or distributee shall sign and deliver a lock-up agreement substantially in the form of the lock-up agreement described herein, to the extent not already a party to such a lock-up agreement; provided that in the case of any conversion, exchange or exercise pursuant to clause (L), any such shares of common stock received upon such action shall remain subject to the provisions of the lock-up agreement; and provided that in the case of clauses (B), (C), (D) and (E), such transfer shall not involve a disposition for value.

The representatives, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In particular, Deutsche Bank Securities Inc. is a joint lead arranger and joint lead bookrunner under our Credit Facilities. Deutsche Bank AG, an affiliate of Deutsche Bank Securities Inc., is a term lender under our $310.0 million Term Loan Facility maturing in January 2026 and the administrative agent and collateral agent under our Credit Facilities. Morgan Stanley Senior Funding, Inc., Bank of America, N.A., Deutsche Bank AG and Wells Fargo Bank, National Association are affiliates of the underwriters and revolving lenders under our $475.0 million Revolving Credit Facility maturing in December 2026.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

General

Other than in the United States, no action has been taken by us, the selling stockholders or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of common stock shall require us, the selling stockholders or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives, the selling stockholders and us that it is a “qualified investor” as defined in the Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in a Relevant State to qualified investors as so defined in the Prospectus Regulation or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of common stock in any Relevant State means the communication in any form and by means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

No shares of common stock have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of common stock that has been approved by the Financial Conduct Authority in the United Kingdom in accordance with the UK Prospectus Regulation and the Financial Services and Markets Act 2000 (“FSMA”), except that offers of shares of common stock may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of shares of common stock shall require us, the selling stockholders or any of the underwriters to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. Each person in the United Kingdom who acquires any shares of common stock in the offering or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us, the selling stockholders and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or

subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

The shares of common stock may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the shares of common stock to trading on any trading venue (exchange or multilateral trading facility) in Switzerland.

Neither this document nor any other offering or marketing material relating to the shares of common stock constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the shares of common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or SFO, of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong), or CO, or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.

Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.

Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares of common stock or caused the shares of common stock to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares of common stock or cause the shares of common stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock, whether directly or indirectly, to any person in Singapore other than:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, or the SFA) pursuant to Section 274 of the SFA;

(b)

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares of common stock, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares of common stock are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Australia

This prospectus supplement:

(a)	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

(b)

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

(c)

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares of common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares of common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of common stock, you represent and warrant to us and the selling stockholders that you are an Exempt Investor.

As any offer of shares of common stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of common stock you undertake to us and the selling stockholders that you will not, for a period of 12 months from the date of issue of the shares of common stock, offer, transfer, assign or otherwise alienate those shares of common stock to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP. The underwriters are being represented by Davis Polk & Wardwell LLP, in connection with this offering.

EXPERTS

The financial statements of Life Time Group Holdings, Inc. incorporated by reference in this prospectus supplement, and the effectiveness of Life Time Group Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.lifetime.life. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Our amended and restated certificate of incorporation, third amended and restated bylaws and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus supplement and the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or the accompanying prospectus modifies or replaces that statement.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 28, 2024.

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 14, 2024.

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024, filed with the SEC on May 7, 2024 and August 1, 2024, respectively.

•	Our Current Reports on Form 8-K filed with the SEC on May 1, 2024 (solely with respect to Item 5.07) and August 1, 2024 (solely with respect to Item 5.02).

•

The description of our common stock contained in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 28, 2024, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement and the accompanying prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus by writing or telephoning us at the following address:

Life Time Group Holdings, Inc.

Attn: Corporate Secretary

2902 Corporate Place

Chanhassen, Minnesota 55317

(952) 947-0000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement or the accompanying prospectus.

PROSPECTUS

LIFE TIME GROUP HOLDINGS, INC.

Common Stock

Common Stock Offered by the Selling

Securityholders

We may offer and sell the securities identified above, and the selling securityholders may offer and sell shares of common stock, in each case from time to time in one or more offerings. This prospectus provides you with a general description of the securities. We will not receive any proceeds from the sale of our common stock by the selling securityholders.

Each time we or any of the selling securityholders offer and sell securities, we or such selling securityholders will provide a supplement to this prospectus, to the extent necessary, that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, the selling securityholders may offer and sell shares of our common stock from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 6 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the New York Stock Exchange under the symbol “LTH.” On August 9, 2024, the last reported sale price of our common stock on the New York Stock Exchange was $23.99 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 12, 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings and the selling securityholders may sell shares of common stock from time to time and in one or more offerings as described in this prospectus. Each time that we or the selling securityholders offer and sell securities, we or the selling securityholders will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Life Time,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Life Time Group Holdings, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of our common stock.

1

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated or deemed to be incorporated by reference into this prospectus, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the “safe harbor” created by those sections. Forward-looking statements include all statements that are not historical facts, including statements reflecting our current views with respect to, among other things, our plans, strategies and prospects, both business and financial, including our financial outlook and cash flow, possible or assumed future actions, opportunities for growth and margin expansion, improvements to our balance sheet and leverage, capital expenditures, consumer demand, industry and economic trends, business strategies, events or results of operations. These statements may be preceded by, followed by or otherwise include the words “believes,” “assumes,” “expects,” “anticipates,” “intends,” “continues,” “projects,” “predicts,” “estimates,” “plans,” “potential,” “may increase,” “may result,” “will result,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “foreseeable,” “may,” and “could” as well as the negative version of these words or similar terms and phrases. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.

The forward-looking statements contained in this prospectus are based on management’s current beliefs and assumptions and are not guarantees of future performance. The forward-looking statements are subject to various risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to numerous factors, many of which are beyond our control, including the risks detailed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, and as such risk factors may be updated from time to time in our periodic filings with the SEC, which filings are incorporated or deemed to be incorporated by reference into this prospectus and are accessible on the SEC’s website at www.sec.gov. Since it is not possible to foresee all such factors, these factors should not be considered as complete or exhaustive. Consequently, we caution investors not to place undue reliance on any forward-looking statements, as no forward-looking statement can be guaranteed, and actual results may vary materially.

Any forward-looking statements made by us in this prospectus speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. Except as required by law, we do not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.

2

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.lifetime.life. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 28, 2024.

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2023 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 14, 2024.

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024, filed with the SEC on May 7, 2024 and August 1, 2024, respectively.

•	Our Current Reports on Form 8-K filed with the SEC on May 1, 2024 (solely with respect to Item 5.07) and August 1, 2024 (solely with respect to Item 5.02).

•

The description of our Common Stock contained in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 28, 2024 and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

3

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Life Time Group Holdings, Inc.

Attn: Corporate Secretary

2902 Corporate Place

Chanhassen, Minnesota 55317

(952) 947-0000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

4

THE COMPANY

Overview

Life Time, the “Healthy Way of Life Company,” is a leading lifestyle and leisure brand offering premium health, fitness and wellness experiences to a community of more than 1.5 million individual members, who together comprise more than 878,000 memberships, as of June 30, 2024. Since our founding over 30 years ago, we have sought to continuously innovate ways for our members to lead healthy and happy lives by offering them the best places, programs and performers. We deliver high-quality experiences through our omni-channel physical and digital ecosystem that includes more than 170 centers—distinctive, resort-like athletic country club destinations—across 31 states in the United States and one province in Canada. Our brand loyalty and track record of providing differentiated experiences to our members have fueled our strong, long-term financial performance.

Corporate Information

We filed our amended and restated certificate of incorporation with the Secretary of State of Delaware on October 12, 2021.

Our principal executive offices are located at 2902 Corporate Place, Chanhassen, Minnesota 55317, and our telephone number is (952) 947-0000.

5

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, operational, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Cautionary Note Regarding Forward-Looking Statements” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

6

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of common stock being offered by any of the selling securityholders.

7

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and our amended and restated bylaws, each of which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Unless the board of directors determines otherwise, we issue all shares of our capital stock in uncertificated form. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment in full of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the New York Stock Exchange.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, as well as provisions of the Delaware General Corporation Law (the “DGCL”), could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares.

8

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and, following the expiration of specified initial terms for each class, each class serving three-year staggered terms. As a result, approximately one-third of our directors are expected to be elected each year. Pursuant to the terms of the Third Amended and Restated Stockholders Agreement among us and certain of our stockholders, dated October 6, 2021 and as amended from time to time, directors designated by members of certain of our stockholders party thereto (which we refer to as the “Voting Group”) may only be removed with or without cause by the request of the party entitled to designate such director. In all other cases, our amended and restated certificate of incorporation provides that directors may only be removed from our board of directors for cause by the affirmative vote of at least two-thirds of the voting power of the then outstanding shares of voting stock, following such time as when the Voting Group collectively ceases to own, in the aggregate, 50% or more of the voting power of our common stock. Prior to that time, any individual director may be removed with or without cause by the affirmative vote of a majority of the confirmed voting power of our common stock.

Special Meetings of Stockholders

Our amended and restated certificate of incorporation provides that, after the date on which the Voting Group ceases to beneficially own, in the aggregate, more than 50% in voting power of our stock entitled to vote generally in the election of directors, special meetings of the stockholders may be called only by the chairman of the board, a resolution adopted by the affirmative vote of the majority of the directors then in office and not by our stockholders or any other person or persons. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation prohibits stockholder action by written consent (and, thus, requires that all stockholder actions be taken at a meeting of our stockholders), if the Voting Group collectively ceases to own, or no longer has the right to direct the vote of, 50% or more of the voting power of our common stock.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our amended and restated bylaws require that any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice requirements set forth therein.

Approval for Amendment of Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of holders of a majority in voting power of outstanding shares entitled to vote on the matter is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation provides that the affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to the size of the board, removal of directors, special meetings, actions by written consent and cumulative voting, if the Voting Group collectively ceases to own, or no longer has the right to direct the vote of, at least 50% of the voting power of our common stock. The affirmative vote of holders of at least two-thirds of the voting power of all of the then

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outstanding shares of voting stock, voting as a single class, is required to amend or repeal our amended and restated bylaws, if the Voting Group collectively ceases to own, or no longer has the right to direct the vote of, at least 50% of the voting power of our common stock, although our amended and restated bylaws may be amended by a simple majority vote of our board of directors.

Business Combinations

We have opted out of Section 203 of the DGCL.

Exclusive Venue

Our amended and restated certificate of incorporation and our amended and restated bylaws require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine must be brought only in the Court of Chancery in the State of Delaware (or the federal district court for the District of Delaware or other state courts of the State of Delaware if the Court of Chancery in the State of Delaware does not have jurisdiction). Our amended and restated certificate of incorporation and amended and restated bylaws also require that the federal district courts of the United States of America is the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These provisions do not apply to any suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation renounces, to the maximum extent permitted from time to time by Delaware law, any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of the members of the Voting Group or any of their affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates has any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that a member of the Voting Group or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for us or our affiliates, such person has no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business (or is under development and projected to grow into a material business for us) or is of at least some practical advantage to us.

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Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “LTH.”

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SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

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PLAN OF DISTRIBUTION

We or any of the selling securityholders may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

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LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Life Time Group Holdings, Inc. Additional legal matters may be passed upon for us, the selling securityholders or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements of Life Time Group Holdings, Inc. incorporated by reference in this prospectus, and the effectiveness of Life Time Group Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

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12,000,000 shares

Common Stock

PROSPECTUS SUPPLEMENT

Morgan Stanley

BofA Securities

Deutsche Bank Securities

Wells Fargo Securities

Evercore ISI

Guggenheim Securities

BMO Capital Markets

Mizuho

RBC Capital Markets

Oppenheimer & Co.

Craig-Hallum

Northland Capital Markets

August 12, 2024.